Back to Form 8-K
Exhibit 10.1

MEDICAID MANAGED CARE MODEL CONTRACT

Amendment of Agreement
Between
City of New York
And
WellCare of New York, Inc.

This Amendment, effective October 1, 2007 unless otherwise noted below, amends the Medicaid Managed Care Model Contract (hereinafter referred to as the "Agreement") made by and between the City of New York acting through the New York City Department of Health and Mental Hygiene (hereinafter referred to as "DOHMH" or "LDSS") and WellCare of New York, Inc. (hereinafter referred to as "Contractor" or "MCO").

WHEREAS, the parties entered into an Agreement effective October 1, 2005, amended April 1, 2006, January 1, 2007, and April 1, 2007 for the purpose of providing prepaid case managed health services to Medical Assistance recipients residing in New York City; and

WHEREAS, the parties desire to amend said Agreement to modify certain provisions to reflect current circumstances and intentions;

NOW THEREFORE, effective October 1, 2007 unless otherwise noted below, it is mutually agreed by the parties to amend this Agreement as follows:

1.   Amend Section 11.5 "Corrective and Remedial Actions" to read as follows:

11.5 Corrective and Remedial Actions

a) If the Contractor's Marketing activities do not comply with the Marketing Guidelines set forth in Appendix D of this Agreement or the Contractor's approved Marketing plan, the SDOH and/or the DOHMH may take any of the actions described in (i), (ii) and (iii) below to protect the interests of Enrollees and the integrity of the MMC and FHPlus Programs. The Contractor shall take the corrective and remedial actions directed by the SDOH and/or DOHMH within the specified timeframes.

i) If the Contractor or its representative commits a first time infraction of the Marketing Guidelines and/or the Contractor's approved Marketing plan, and the SDOH and/or the DOHMH deem the infraction to be minor or unintentional in nature, the SDOH and/or the DOHMH may issue a warning letter to the Contractor.

ii) If the Contractor engages in Marketing activities that SDOH and/or DOHMH determines, in its sole discretion, to be an intentional or serious breach of the Marketing Guidelines or the Contractor's approved Marketing plan, or a pattern of minor breaches, SDOH and/or the DOHMH may require the Contractor to, and the Contractor shall, prepare and implement a corrective action plan acceptable to SDOH and/or DOHMH within a specified timeframe. In addition, or alternatively, SDOH and the DOHMH, in consultation with SDOH, may impose sanctions, including monetary penalties, as permitted by law.

iii) If the Contractor commits further infractions, fails to pay monetary penalties within the specified timeframe,  fails to implement a corrective action plan in a

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timely manner or commits an egregious first-time infraction, the SDOH, or DOHMH in consultation with the SDOH, may in addition to any other legal remedy available to SDOH and/or DOHMH in law or equity:

A) direct the Contractor to suspend its Marketing activities for a period up to the end of the Agreement period;

B) suspend new Enrollments, other than newborns, for a period up to the remainder of the Agreement period; or

C) terminate this Agreement pursuant to termination procedures described in Section 2.7 of this Agreement.

b)   The corrective and remedial actions described in Section 11.5 a) apply to violations of the reporting requirements in Section 18.5 a) xiii).

2.   Amend Section 18.5 "Reporting Requirements" to read as follows:

18.5  Reporting Requirements

a) The Contractor shall submit the following reports to SDOH (unless otherwise specified). The Contractor will certify the data submitted pursuant to this section as required by SDOH. The certification shall be in the manner and format established by SDOH and must attest, based on best knowledge, information, and belief to the accuracy, completeness and truthfulness of the data being submitted.

i)    Annual Financial Statements:

Contractor shall submit Annual Financial Statements to SDOH. The due date for annual statements shall be April 1 following the report closing date.

ii)   Quarterly Financial Statements:

Contractor shall submit Quarterly Financial Statements to SDOH. The due date for quarterly reports shall be forty-five (45) days after the end of the calendar quarter.

iii) Other Financial Reports:

Contractor shall submit financial reports, including certified annual financial statements, and make available documents relevant to its financial condition to SDOH and the State Insurance Department (SID) in a timely manner as required by State laws and regulations, including but not limited to PHL §§ 4403-a, 4404 and 4409, Title 10 NYCRR Part 98, and applicable SIL §§ 304, 305, 306, and 310. The SDOH may require the Contractor to submit such relevant financial reports and documents related to its financial condition to the DOHMH.

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iv) Encounter Data:

The Contractor shall prepare and submit encounter data on a monthly basis to SDOH through SDOH's designated Fiscal Agent. Each provider is required to have a unique identifier. Submissions shall be comprised of encounter records or adjustments to previously submitted records, which the Contractor has received and processed from provider encounter or claim records of all contracted services rendered to the Enrollee in the current or any preceding months. Monthly submissions must be received by the Fiscal Agent in accordance with the time frames specified in the MEDS II data dictionary on the HPN to assure the submission is included in the Fiscal Agent's monthly production processing.

v)   Quality of Care Performance Measures:

The Contractor shall prepare and submit reports to SDOH, as specified in the Quality Assurance Reporting Requirements (QARR). The Contractor must arrange for an NCQA-certified entity to audit the QARR data prior to its submission to the SDOH unless this requirement is specifically waived by the SDOH. The SDOH will select the measures which will be audited.

vi) Complaint and Action Appeal Reports:

A) The Contractor must provide the SDOH on a quarterly basis, and within fifteen (15) business days of the close of the quarter, a summary of all Complaints and Action Appeals subject to PHL § 4408-a received during the preceding quarter via the Summary Complaint Form on the HPN. The Summary Complaint Form has been developed by the SDOH to categorize the type of Complaints and Action Appeals subject to PHL § 4408-a received by the Contractor.

B) The Contractor agrees to provide on a quarterly basis, via Summary Complaint Form on the HPN, the total number of Complaints and Action Appeals subject to PHL § 4408-a that have been unresolved for more than forty-five (45) days. The Contractor shall maintain records on these and other Complaints, Complaint Appeals and Action Appeals pursuant to Appendix F of this Agreement. These records shall be readily available for review by the SDOH and DOHMH upon request.

C) Nothing in this Section is intended to limit the right of the DOHMH, the SDOH or its designee to obtain information immediately from a Contractor pursuant to investigating a particular Enrollee or provider Complaint, Complaint Appeal or Action Appeal.

vii) Fraud and Abuse Reporting Requirements:

A) The Contractor must submit quarterly, via the HPN Complaint reporting format, the number of Complaints of fraud or abuse made to the Contractor that warrant preliminary investigation by the Contractor.

B) The Contractor also must submit to the SDOH the following information on an ongoing basis for each confirmed case of fraud and abuse it identifies through Complaints, organizational monitoring, contractors, subcontractors, providers, beneficiaries, Enrollees, or any other source:

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I) The name of the individual or entity that committed the fraud or abuse;
II) The source that identified the fraud or abuse;
III) The type of provider, entity or organization that committed the fraud or abuse;
IV) A description of the fraud or abuse;
V) The approximate dollar amount of the fraud or abuse;
VI) The legal and administrative disposition of the case, if available, including actions taken by law enforcement officials to whom the case has been referred; and
VII)  Other data/information as prescribed by SDOH.

C) Such report shall be submitted when cases of fraud and abuse are confirmed, and shall be reviewed and signed by an executive officer of the Contractor.

viii) Participating Provider Network Reports:

The Contractor shall submit electronically to the HPN an updated provider network report on a quarterly basis. The Contractor shall submit an annual notarized attestation that the providers listed in each submission have executed an agreement with the Contractor to serve Contractor's MMC and/or FHPlus Enrollees, as applicable. The report submission must comply with the Managed Care Provider Network Data Dictionary. Networks must be reported separately for each county in which the Contractor operates.

ix) Appointment Availability/Twenty-four (24) Hour Access and Availability Surveys:

The Contractor will conduct a county specific (or service area if appropriate) review of appointment availability and twenty-four (24) hour access and availability surveys annually. Results of such surveys must be kept on file and be readily available for review by the SDOH or DOHMH, upon request.

x)   Clinical Studies:

A) The Contractor will participate in up to four (4) SDOH sponsored focused clinical studies annually. The purpose of these studies will be to promote quality improvement.

B) The Contractor is required to conduct at least one (1) internal performance improvement project each year in a priority topic area of its choosing with the mutual agreement of the SDOH and SDOH's external quality review organization. The Contractor may conduct its performance improvement project in conjunction with one or more MCOs. The purpose of these projects will be to promote quality improvement within the Contractor's MMC and/or FHPlus product. SDOH will provide guidelines which address study structure and reporting format. Written reports of these projects will be provided to the SDOH and validated by the external quality review organization.

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xi) Independent Audits:

The Contractor must submit copies of all certified financial statements and QARR validation audits by auditors independent of the Contractor to the SDOH within thirty (30) days of receipt by the Contractor.

xii) New Enrollee Health Screening Completion Report:

The Contractor shall submit a quarterly report within thirty (30) days of the close of the quarter showing the percentage of new Enrollees for which the Contractor was able to complete a health screening consistent with Section 13.6(a)(ii) of this Agreement.

xiii) Marketing and Facilitated Enroller Staffing Reports:

The Contractor shall submit a monthly staffing report during the last fifteen (15) calendar days of each month showing the number of full-time equivalents (FTEs) employed or funded for purposes of marketing, facilitated enrollment, and/or community outreach designed to develop enrollment opportunities or present coverage options for the Medicaid, Family Health Plus, Child Health Plus, and solely for Medicaid Advantage and/or Medicaid Advantage Plus programs.

xiv) Additional Reports:

Upon request by the SDOH, or as specified by DOHMH in Appendix N, the Contractor shall prepare and submit other operational data reports. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. Whenever possible, the Contractor will be provided with ninety (90) days notice and the opportunity to discuss and comment on the proposed requirements before work is begun. However, the SDOH reserves the right to give thirty (30) days notice in circumstances where time is of the essence.

3. Amend Section 21.21 "Federally Qualified Health Centers (FOHCs)" to read as follows:

21.21     Federally Qualified Health Centers (FQHCs)

a) In a county where Enrollment in the Contractor's MMC product is voluntary, the Contractor is not required to contract with FQHCs. However, when an FQHC is a Participating Provider of the Contractor network, the Provider Agreement must include a provision whereby the Contractor agrees to compensate the FQHC for services provided to Enrollees at a payment rate that is not less than the level and amount that the Contractor would pay another Participating Provider that is not an FQHC for a similar set of services.

b) In a county where Enrollment in the Contractor's MMC product is mandatory and/or the Contractor offers an FHPlus product, the Contractor shall contract with FQHCs operating in that county. The contract with the FQHC must be between the Contractor and the FQHC clinic, not between the Contractor and an individual practitioner at the clinic.

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c)     The Department may on a case-by-case basis defer the contracting requirement if it determines there is sufficient access to FQHC services in a county. The Department reserves the right to rescind the deferment at any time should access to FQHC services in the county change.

d)        When an MCO does not contract with an FQHC, but another MCO in the county contracts with an FQHC, marketing and educational materials must inform Potential Enrollees and Enrollees about the availability of FQHC services. These materials should also advise Potential Enrollees and Enrollees that they have good cause to disenroll from an MCO when the MCO does not contract with an FQHC and another MCO in the county contracts with an FQHC or is an FQHC sponsored MCO.

4. Amend Section 22.7 "Recovery of Overpayments to Providers" to read as follows:

22.7    Recovery of Overpayments to Providers

Consistent with the exception language in Section 3224-b of the Insurance Law, the Contractor shall have and retain the right to audit participating providers' claims for a six year period from the date the care, services or supplies were provided or billed, whichever is later, and to recoup any overpayments discovered as a result of the audit. This six year limitation does not apply to situations in which fraud may be involved or in which the provider or an agent of the provider prevents or obstructs the Contractor's auditing.

5.  Amend Appendix D "New York State Department of Health Marketing Guidelines," Section D.3, 3. c) to add paragraph iv) to read as follows:

c) The Contractor shall not offer compensation to Marketing Representatives, including salary increases or bonuses, based solely on the number of individuals they enroll. However, the Contractor may base compensation of Marketing Representatives on periodic performance evaluations which consider Enrollment productivity as one of several performance factors during a performance period, subject to the following requirements:

i) "Compensation" shall mean any remuneration required to be reported as income or compensation for federal tax purposes;

ii)   The Contractor may not pay a "commission" or fixed amount per enrollment;

iii) The Contractor may not award bonuses more frequently than quarterly, or for an annual amount that exceeds ten percent (10%) of a Marketing Representative's total annual compensation;

iv) Sign-on bonuses for Marketing Representatives are prohibited;

6.  Effective January 1. 2008, amend Appendix D "New York State Department of Health Marketing Guidelines," Section D.3, 3. c) to add paragraphs v), vi), vii) viii), and ix) to read as follows:

v)    Where productivity is a factor in the bonus determination, bonuses must be structured in such a way that productivity carries a weight of no more than 30% of the total bonus and that application quality/accuracy must carry a weight equal to or greater than the productivity component;

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vi)   The Contractor must limit salary adjustments for Marketing Representatives to annual adjustments except where the adjustment occurs during the first year of employment after a traditional trainee/probationary period or in the event of a company wide adjustment;

vii) The Contractor is prohibited from reducing base salaries for Marketing Representatives for failure to meet productivity targets;

viii) The Contractor is prohibited from offering non-monetary compensation such as gifts and trips to Marketing Representatives;

ix) The Contractor shall have human resources policies and procedures for the earning and payment of overtime and must be able to provide documentation (such as time sheets) to support overtime compensation.

7. Amend Appendix D "New York State Department of Health Marketing Guidelines," Section D.3,3.  to add paragraph e) to read as follows:

The Contractor shall limit the staffing (FTEs) involved in the marketing/facilitated enrollment process. The limit shall be set at 150 FTEs for New York City, 75 for MCOs that serve county service areas outside New York City, and 225 for MCOs that serve both, with no more than 150 operating in New York City. FTEs subject to the limit include Marketing Representatives, Facilitated Enrollers and any other staff that conduct new enrollments, provide community presentations on coverage options and/or engage in outreach activities designed to develop enrollment leads. Managers are not included in the limit as long as they do not personally conduct enrollments. Retention staff are not subject to the limit.

8.  Amend Appendix D "New York State Department of Health Marketing Guidelines," Section D.3, 4.   a) to add paragraph v) to read as follows:

The Contractor shall not engage in the following practices:

i) misrepresenting the Medicaid fee-for-service, MMC Program or FHPlus Program, or the program or policy requirements of the LDSS or the SDOH, in Marketing encounters or materials;

ii) purchasing or otherwise acquiring or using mailing lists of Eligible Persons from third party vendors, including providers and LDSS offices;

iii) using raffle tickets or event attendance or sign-in sheets to develop mailing lists of Prospective Enrollees;

iv) offering incentives (i.e., any type of inducement whose receipt is contingent upon the individual's Enrollment) of any kind to Prospective Enrollees to enroll in the Contractor's MMC or FHPlus product;

v) marketing to enrollees of other health plans. If the Contractor becomes aware during a marketing encounter that an individual is enrolled in another health plan, the marketing encounter   must  be  promptly  terminated.     If the   individual  voluntarily  suggests

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dissatisfaction with the health plan in which he or she is enrolled, the individual should be referred to the enrollment broker or LDSS for assistance.

9.           Amend Appendix G "SDOH Requirements for the Provision of Emergency Care and Services," Section 5 to read as follows:

5.   Emergency Transportation

When emergency transportation is included in the Contractor's Benefit Package, the Contractor shall reimburse the transportation provider for all emergency ambulance services, without regard to final diagnosis or prudent layperson standards. Payment by the Contractor for emergency transportation services provided to an Enrollee by a Participating Provider shall be at the rate or rates of payment specified in the contract between the Contractor and the transportation provider. Payment by the Contractor for emergency transportation services provided to an Enrollee by a Non-Participating Provider shall be at the Medicaid fee-for-service rate in effect on the date the service was rendered.

10.  Amend paragraph K and add paragraph L of Section 6 (a) (V) of Appendix H. "New York State Department of Health Requirements for the Processing of Enrollments and Disenrollments in the MMC and FHPlus Programs," to read as follows:

K) An FHPlus Enrollee is pregnant; or

L)  The Contractor does not contract with an FQHC and one or more other MCOs in the Enrollee's county of fiscal responsibility provide the service.

11.  The attached Appendix N "New York City Specific Contracting Requirements" is applicable for the period beginning October 1, 2007.

All other provisions of said AGREEMENT shall remain in full force and effect.

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This Amendment is effective October 1, 2007 unless otherwise noted above and the Agreement, including the modifications made by this Amendment and previous Amendments, shall remain in effect until September 30, 2009 or until an extension, renewal or successor Agreement is entered into as provided for in the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the dates appearing below their respective signatures.

CONTRACTOR	CITY OF NEW YORK
By: /s/ Heath Schiesser (Signature)	By: /s/ Andrew Rein (Signature)
Heath Schiesser (Printed Name)	Andrew S. Rein (Printed Name)
Title: President & CEO WellCare of New York, Inc. (Contractor name)	Title: Chief Operating Officer/ Executive Deputy Commissioner (NYC DOHMH)

Date: 2/12/08	Date: 3/11/08

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STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

On this 12th day of February, 2008, Heath Schiesser came before me, to me known and known to be the President & CEO of WellCare of New York, Inc., who is duly authorized to execute the foregoing instrument on behalf of said corporation and he acknowledged to me that he executed the same for the purposed therein mentioned.

  /s/  Sara Gallo
Notary Public

STATE OF NEW YORK

COUNTY OF NEW YORK

On this 11 day of March, 2008, Andrew Rein came before me, to me known and known to be the COO/ Executive Deputy Commissioner in the New York City Department of Health and Mental Hygiene, who is duly authorized to execute the foregoing instrument on behalf of the City and he acknowledged to me that he executed the same for the purpose therein mentioned.

  /s/  Frank Lane
Notary Public

Appendix N
New York City Specific Contracting Requirements

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Appendix N

New York City Specific Contracting Requirements

1.           General

a) In New York City, the Contractor will comply with all provisions of the main body and other Appendices of this Agreement, except as otherwise expressly established in this Appendix.

b) This Appendix sets forth New York City Specific Contracting Requirements and contains the following sections:

N. 1 Compensation for Public Health Services
N.2 Coordination with DOHMH on Public Health Initiatives
N.3 Benefits
N.4 Additional Reporting Requirements
N.5 Quality Management
N.6 New York City Additional Marketing Guidelines
N.7Member Services and Member Retention
N.8 Guidelines for Processing Enrollments and Disenrollments in New York City
N.9 New York City Transportation Policy Guidelines

Schedule 1   DOHMH Public Health Services Fee Schedule

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Compensation for Public Health Services

1. The Contractor shall reimburse DOHMH at the rates contained in Schedule 1 of this Appendix for Enrollees who receive the following services from DOHMH facilities, except in those instances where DOHMH may bill Medicaid fee-for-service.

a) Diagnosis and/or treatment of TB
b) HIV counseling and testing that is not part of an STD or TB visit
c) Adult and child immunizations
d) Dental services
e) STD lab test(s)

2. Notwithstanding Sections 10.18 (a) (ii) (C) and (b) (ii)(C) of this Agreement, the following requirements concerning Contractor notification and documentation of services shall apply in New York City:

a) DOHMH shall confirm the Enrollee's membership in the Contractor's MMC product on the date of service through EMEDNY prior to billing for these services.
b) DOHMH must submit claims for services provided to Enrollees no later than one year from the date of service.
c) The Contractor shall not require pre-authorization, notification to the Contractor or contacts with the PCP for the above mentioned services.
d) DOHMH shall make reasonable efforts to notify the Contractor that it has provided the above mentioned services to an Enrollee.

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N.2
Coordination with DOHMH on Public Health Initiatives

1. Coordination with DOHMH
a)  The Contractor shall provide the DOHMH with existing information requested by DOHMH to conduct epidemiological investigations.

2. Provider Reporting Obligations

a) The Contractor shall make reasonable efforts to assure timely and accurate compliance by Participating Providers with public health reporting requirements relating to communicable disease and conditions mandated in the New York City Health Code pursuant to 24 RCNY §§ 11.03 -11.07 and Article 21 of the NYS Public Health Law.

b) The Contractor shall make reasonable efforts to assure timely and accurate compliance by Participating Providers with other mandated reporting requirements, including the following:
i)   Infants and toddlers suspected of having a developmental delay or disability;
ii) Suspected instances of child abuse;
iii) Immunization (reporting to immunization registry); and
iv) Additional reporting requirements adopted by the New York City Health Code

c) "Reasonable efforts" shall include:
i)   For mandated reporting requirements described in paragraphs (2)(a) and (2)(b) above:
A) Educating Participating Providers on treatment guidelines and instructions for reporting included in the NYC DOHMH Compendium of Public Health Requirements and Recommendations.
B) Including reporting requirements in the Contractor's provider manual or other written instructions or guidelines.

ii) For mandated reporting requirements described in paragraph (2)(a) above: ..
A) Letters from the Contractor to Participating Providers who generated claims that suggest that an Enrollee may have a reportable disease or condition, encouraging such providers to report and providing information on how to report.
B) Other methods for follow up with Participating Providers, subject to DOHMH approval, may be employed.

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3.           Matching to Registries

a)   The Contactor shall participate in matches of its Enrollees to the DOHMH immunization and lead registries through submission of files in formats specified by DOHMH Immunization and Lead Poisoning Prevention Programs.

i)   Matches to the Citywide Immunization Registry shall occur, at a minimum, twice a year, in April and October, but may occur more frequently at the Contractor's discretion. The file matches which occur in April and October will include all children aged 9 through 36 months who are enrolled in the Contractor's MMC Product at the time of the match, regardless of the children's length of Enrollment in the Contractor's MMC Product. Additional file matches, done at the discretion of the Contractor, may include any group of children currently enrolled in the Contractor's MMC Product at the time of the match and may be done at any time of year.

ii) Matches to the Citywide Immunization Registry for adolescents shall occur once a year at a minimum in July, but may occur more frequently at the Contractor's discretion. The file matches will include adolescents who turn 12 years old in the year of the match and those 12 through 18 years old who are enrolled in the Contractor's MMC Product at the time of the match, regardless of the adolescent's length of Enrollment in the Contractor's MMC Product. Additional file matches, done at the discretion of the Contractor, may include any group of adolescents currently enrolled in the Contractor's MMC Product at the time of the match and may be done at any time of year.

iii) Matches to the City Lead Registry shall occur at least twice a year, but may occur more frequently as agreed by both the Contractor and the DOHMH Lead Poisoning Prevention Program. Files for these matches shall be submitted in February and September, and will include all children 9 to 36 months of age who are enrolled in the Contractor's MMC Product at the time of the match, regardless of the children's length of Enrollment in the Contractor's MMC Product.

The Contractor shall report back to DOHMH in those instances where DOHMH has identified a child as not tested but the Contractor subsequently determines the child has been tested.

b) Formats for reports from the DOHMH to the Contractor based on these matches shall be developed by the DOHMH upon thirty days written notice to the Contractor.

c) The Contractor will follow up with Participating Providers of Enrollees and Enrollees who have not been appropriately immunized or screened for lead poisoning to facilitate provision of appropriate services. Results of the Contractor's follow- up efforts (the percent of children initially identified as lacking immunization and or lead screening who subsequently received these services) shall be submitted to the DOHMH six months after receipt of the DOHMH report on children needing

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services, in a format developed by DOHMH upon thirty days written notice to the Contractor.

d)  The following provisions regarding confidentiality shall apply:

i) Consistent with the New York City Health Code §11.07 (c) and (d), the Contractor and DOHMH shall keep confidential all identifying information provided by the DOHMH and not further disclose to any other person or entity such identifying information unless compelled by law to disclose such identifying information, except as provided in provided in paragraph 3(c) above.

ii) The Contractor shall notify the DOHMH Office of General Counsel for Health in writing, of the receipt of any document seeking disclosure of identifying information that is not accompanied by a written consent from the parent or guardian of an Enrollee authorizing the disclosure of such identifying information as follows:

A) Such notice shall be given not later than five days prior to the date on which a disclosure is required by a subpoena, court order or other document, and shall attach a copy of the document requesting identifying information.

B) If a subpoena, court order or other document requests disclosure to be made within five days or less after its receipt by the Contractor, the Contractor shall provide DOHMH with such notice as far in advance of the disclosure date as possible, but in no circumstance shall the Contractor make such disclosure without prior notice to the DOHMH.

C) The Contractor acknowledges that DOHMH may elect to seek a court order prohibiting the disclosure of identifying information when it deems it appropriate to do so, and consents to DOHMH's intervention in any proceeding, including, but not limited to any judicial proceeding, that seeks the disclosure of identifying information.

4.        Enrollee Outreach/Education

a)  The Contractor shall provide health education to Enrollees on an on-going basis through methods such as distribution of Enrollee newsletters, health education classes or individual counseling on preventive health and public health topics. Each topic below shall be covered at least once every two years.

i)      HIV/AIDS
A) Encourage Enrollee counseling and testing
B) Inform Enrollees as to availability of sterile needles and syringes

ii)     STDs
A) Inform Enrollees that confidential STD services are available at DOHMH facilities for non-enrolled sexual and needle-sharing partners at no charge
iii)    Lead poisoning prevention

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iv) Maternal and child health, including importance of developmental screening for children
v)  Injury prevention, including age appropriate anticipatory guidance
vi) Domestic violence
vii)Smoking cessation
viii) Asthma
ix) Immunization
x)  Mental health services
xi) Diabetes
xii) Family planning
xiii) Screening for Cancer
xiv) Chemical Dependence
xv) Physical fitness and nutrition
xvi) Cardiovascular disease and hypertension

5.           Provider Education

a) DOHMH shall prepare a public health compendium ("Compendium") with public health guidelines, protocols, and recommendations which it shall make available directly to Participating Providers and to the Contractor.

b) The Contractor shall adapt public health guidance from the Compendium for its internal protocols, practice manuals and guidelines.

c) The Contractor will assist DOHMH in its efforts to disseminate electronic materials to its Participating Providers by providing electronic addresses if known by Contractor (fax and/or e-mail) for its Participating Providers, updated semi- annually.

d) The Contractor shall promote the use of rapid HIV testing among its Participating Providers.

6.    MCO Staff Responsibilities and Training

a)     Early Intervention Services

i)   The Contractor shall ensure that appropriate MCO staff, such as member services staff and case managers are knowledgeable about early intervention services and provide technical assistance and consultation to Enrollees concerning early intervention services (including eligibility, referral process and coordination of services).

b)  Domestic Violence

i)   The Contractor shall designate a domestic violence coordinator who can:
A) Provide technical assistance to Participating Providers in documenting cases of domestic violence;

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B) Provide referrals to Enrollees or their Participating Providers, to obtain protective, legal and or supportive social services; and

C) Provide consultative assistance to other staff within the Contractor's organization.

ii) The Contractor shall distribute a directory of resources for victims of domestic violence to appropriate staff, such as member services staff or case managers.

7. Medical Directors

a) The Contractor's Medical Director shall participate in Medical Directors' Meetings with the medical directors of the other MCOs participating in the MMC Program in New York City and representatives of the New York City Department of Health and Mental Hygiene. The purpose of the Medical Directors' Meetings shall be to share public health information and data; recommend that certain public health information be disseminated by the MCOs to their Participating Providers; discuss public health strategies and outreach efforts and potential collaborative projects; encourage the development of MCO policies that support public health strategies; and provide a vehicle for communication between the MCOs participating in the MMC Program and the various bureaus and divisions of the NYC Department of Health and Mental Hygiene.

b) The Contractor's Medical Director shall attend all periodic meetings, which shall not exceed one every two months. In the event that the Medical Director is unable to attend a particular meeting, the Contractor will designate an appropriate substitute to attend the meeting.

c) DOHMH, following consultation with the Medical Directors, may create workgroups on particular public health topics. The Contractor's Medical Director may participate in any or all of the workgroups, but shall participate in at least one of the designated workgroups.

8.  Take Care New York

a)  The Contractor shall:

i)   Educate Enrollees regarding prevention and treatment of diseases and conditions included in the Take Care New York initiative (TCNY);

ii) Disseminate TCNY health passports or materials containing similar content approved by DOHMH to Enrollees;

iii) Disseminate reminders to obtain recommended health screenings at age appropriate intervals to Enrollees; and

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iv) Educate Participating Providers on recommended clinical guidelines regarding prevention and treatment/management of diseases and conditions described in the TCNY initiative.

b)  The Contractor shall select one condition during the contract term from the TCNY initiative and perform the following:

i)   Identify Enrollees with the condition using information from multiple sources (e.g., utilization data, including hospitalizations and ER visits; provider referrals; new Enrollee screenings using tools consistent with standard medical practice; self-referrals by Enrollees)

ii) Develop and submit to DOHMH for approval a proposal to improve receipt of preventive services for such condition. Proposals will include establishment of a baseline of current utilization rates using, where appropriate, screening tools approved by the Department; implementation of a program to improve delivery and or/receipt of services; and an evaluation of program effectiveness using process and outcome indicators approved by the Department. Studies based on these proposals shall be completed within the contract term with interim progress reports submitted to DOHMH in accordance with a schedule established by DOHMH.

c) The Contractor shall, upon request by DOHMH, participate in one or more TCNY workgroups or other activities sponsored by the DOHMH.

9. Participation in DOHMH public health detailing campaigns

a)  The Contractor shall participate in a minimum of 4 DOHMH public health detailing campaigns (e.g. depression screening, colonoscopy) in high-need neighborhoods designated by DOHMH including the South Bronx, East and Central Harlem, and North and Central Brooklyn by providing DOHMH with a list of affiliated network providers that would benefit from such detailing and a description of the criteria used to select these providers.

b)  For one detailing campaign selected by the Contractor, the Contractor shall collaborate with the Department in an evaluation of the impact of that detailing on provider practice in the detailed neighborhood.

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N.3
Benefits

1. Transitional Home Health Services Pending Placement in Personal Care Agency Services

a)   Transitional home health services are home health services as defined in Appendix K of this Agreement provided by the Contractor to an MMC Enrollee while the Human Resources Administration's determination regarding a request for the provision of personal care agency services to the Enrollee is pending. Transitional home health services are available to MMC Enrollees in addition to the home health care services otherwise covered under the Benefit Package as medically necessary.

b) The Contractor shall be responsible for providing transitional home health services to MMC Enrollees for up to a thirty (30) day period.

c) For MMC Enrollees discharged from a hospital or RHCF and for whom personal care agency services have been requested by the hospital/RHCF discharge planner, the thirty (30) day period shall commence with the day following the MMC Enrollee's discharge from the hospital or RHCF.

d) For MMC Enrollees who have been receiving home health care services in the community and for whom personal care agency services have been ordered by the Enrollee's physician, the thirty (30) day period shall commence with the day following the last day that the Contractor approved home health care services to be medically necessary.

e) Transitional home health services shall not be available if the MMC Enrollee was in receipt of personal care agency services prior to his/her admission to a hospital or RHCF and both of the following circumstances exist:

1) The MMC Enrollee was in a hospital and/or RHCF for a cumulative total of fewer than thirty (30) consecutive days; and

2) The MMC Enrollee requires the same level and hours of personal care agency services upon discharge.

f)    The Contractor shall provide reasonable assistance as requested regarding the completion of forms required by the Human Resources Administration to initiate the review of a request for personal care agency services. Such form, commonly referred to as the Ml 1Q, requires physician orders, signed by the licensed physician, to be received by HRA within thirty (30) calendar days of the physician's examination.

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N.4
Additional Reporting Requirements

1. DOHMH, will provide Contractor with instructions for submitting the reports required by paragraphs 4(c) and (d) below. These instructions shall include time frames, and requisite formats. The instructions, time frames and formats may be modified by DOHMH upon sixty (60) days written notice to the Contractor.

2. The Contractor shall submit reports that are required to be submitted to DOHMH by this Agreement electronically.

3. The Contractor shall pay liquidated damages of $500 to DOHMH for any report required by paragraphs 4(c) and (d) below which is materially incomplete, contains material misstatements or inaccurate information or is not submitted on time in the requested format. The DOHMH shall not impose liquidated damages for a first time infraction by the Contractor unless DOHMH deems the infraction to be a material misrepresentation of fact or the Contractor fails to cure the first infraction within a reasonable period of time upon notice from the DOHMH. Liquidated damages may be waived at the sole discretion of DOHMH.

4. The Contractor shall submit the following reports to DOHMH:

a) The Contractor shall provide DOHMH with all reports submitted to SDOH pursuant to Sections 18.5(a)(i), (ii), (vi), (vii), and (xii) of this Agreement.

b) Upon request by DOHMH, the Contractor shall submit to DOHMH reports submitted to SDOH pursuant to Section 18.5(a)(iii); and Section 18.5(xi) and/or Section 23.2 of this Agreement.

c) To meet the appointment availability review requirements of Section 18.5(a)(ix), the Contractor shall conduct a service area specific review of appointment availability for two specialist types, to be determined by DOHMH, semi-annually. Reports on the results of such surveys must be kept on file by the Contractor and be readily available for review by SDOH and DOHMH, and submitted to the DOHMH

d) Upon request by the DOHMH, the Contractor shall prepare and submit other operational data reports. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. Whenever possible, the Contractor will be provided with ninety (90) days notice and the opportunity to discuss and comment on the proposed requirements before work is begun. However, the DOHMH reserves the right to give thirty (30) days notice in circumstances where time is of the essence.

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N-ll

N.5

Quality Management

1.        The Contractor's quality management program, as approved by SDOH, must be kept on file with the DOHMH. The Contractor shall notify the DOHMH when it modifies its quality management program.

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N.6

New York City Additional Marketing Guidelines

1.        Prior Approvals

a) Definitions

i) "Marketing materials" shall mean all materials, including but not limited to letters, notices, print advertising, broadcast media, posters, billboards, vehicle signage, printed publications, electronic and web based messages which have the purpose or effect of "marketing" as defined in Section 1 of the Agreement.

b)  In addition to the Marketing submission and approval requirements of Section 11 and Appendix D of this Agreement, the Contractor shall submit simultaneously to DOHMH and SDOH for review and prior approval, in consultation with SDOH, the following:

i)   The Contractor's Marketing plan;
A) The Contractor must have on file with DOHMH an approved Marketing plan describing the Contractor's marketing activities and venues prior to the contract award date or before Marketing and Enrollment begin whichever is sooner. Subsequent changes to the Marketing plan must be submitted to the SDOH and DOHMH for approval at least 60 days before implementation.

B) The Marketing plan shall include a copy of the training curriculum for personnel performing marketing and a description of the following:

i) job titles, job descriptions and minimum qualifications for personnelperforming marketing;
ii) monitoring plan to assure compliance with marketing policies and procedures, including disciplinary action for non-compliance;
iii) outreach plan, including any agreements/contracts with community based organizations and linkages with city agencies to target potential areas of the City and Enrollee populations for public health insurance.

ii) A copy of all Contractor written policies and procedures related to Marketing to Prospective Enrollees in New York City.

iii) A copy of all Marketing materials and scripts for Marketing presentations in New York City;

a) Marketing materials disseminated by Participating Providers to their patients must be pre-approved by DOHMH.

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b) Marketing materials that are targeted solely to New York City including electronic and web based messages which have the purpose or effect of marketing as defined in Section 1 of the Agreement.

2.   Reporting

a) The Contractor shall provide DOHMH with an electronic copy of all reports submitted to SDOH relating to marketing and facilitated enrollment staffing for Medicaid, Child Health Plus and FHPlus products.

3. Marketing Activities

The following shall apply in New York City:

a)   The Contractor is limited to using one vehicle per borough for marketing and facilitated enrollment. Vehicles include recreational vehicles, trailers, cars, SUVs and vans.

b) The Contractor is prohibited from deploying vehicles in zipcodes in which the Contractor has a Community Enrollment Office, subject to any exceptions delineated in the Marketing Vehicle Protocol issued by DOHMH.

c) Vehicles are not permitted to be deployed within a two block radius of another MCO's Community Enrollment Office.

d) Vehicles shall not be used in restricted areas, as designated by DOHMH.

e) The Contractor shall comply with the Marketing Vehicle Protocol issued by the DOHMH, as amended from time to time.

4.    Marketing Schedules

a) Contractor shall submit to the DOHMH, a bi-monthly schedule of all Marketing activities in accordance with instructions for submitting the schedule and requisite formats provided by DOHMH. The instructions, time frames and formats may be modified by DOHMH with thirty days prior notice to the Contractor.

b) Contractor shall submit electronically a monthly schedule of all intended marketing activities within HRA sites to both HRA and DOHMH.

c) DOHMH may, in its sole discretion, waive the reporting of certain activities.

5.     Marketing Materials

a)  The Contractor shall ensure that Marketing brochures or similar materials that describe Contractor services, benefits and enrollment shall contain the following information:

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i)      Contractor's name and toll free telephone number and TTY
ii)     A contact telephone number for New York Medicaid CHOICE
iii)    The Potential Enrollee has a choice among several alternative MCOs in his or her neighborhood
iv)    The Potential Enrollee will have a choice among at least three Primary Care Providers
v)     Upon Enrollment in an MCO's MMC Product, the Enrollee will be required to use his or her Primary Care Provider and other MCO Participating Providers exclusively for medical care, except in certain limited circumstances
vi)    Upon Enrollment in an MCO's MMC Product, the Enrollee will have 90 days to disenroll without cause, and thereafter will hot be allowed to disenroll or transfer without good cause for the next nine months
vii)   Newborns will automatically be enrolled in the mother's MCO's MMC Product
viii) Language advising Prospective Enrollees to verify with the provider of their choice that the provider participates in the Contractor's network and is available to serve the Enrollee
ix)    If the Contractor does not include Family Planning and Reproductive Health services in its Benefit Package, the Marketing brochure must tell Prospective Enrollees that:

A)  Certain Family Planning and Reproductive Health services (such as abortion, sterilization and birth control) are not covered by the Contractor;
B)  Such services may be obtained through fee-for-service Medicaid from any provider who accepts Medicaid; and
C)  No referral is needed for such services and that there will be no cost to the Enrollee for such services.

b) Foreign language translations of Marketing materials need not be independently reviewed by DOHMH if the Contractor submits a letter by the translation service attesting that it has used its best efforts to accurately translate the Marketing material into the specified languages. At a minimum, the translation service must perform a reverse translation, (translate the foreign language version back into English and compare to original document). Translated materials must meet the readability standards described in Section 13.8 of this Agreement.

6.  Marketing Encounters

a) Marketing encounters must clearly inform Potential Enrollees of the Partnership Plan policies described in paragraphs (5)(a)(iii) through (ix) above, in addition to meeting any other information requirements of Section 11.1 and Appendix D of this Agreement.

b) Marketing Representatives shall ask Prospective Enrollees whether they are currently enrolled in another MCO's MMC Product, and shall not market to persons who are enrolled in another MCO's MMC Product.

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c) Marketing Representatives must give a copy of the document, "What Managed Care Plans are Available in My Neighborhood" to Prospective Enrollees at each Marketing encounter.

d) Marketing Representatives shall ask Prospective Enrollees whether they currently have a provider whom they would like to continue to see, and shall assist him or her in making sure that this provider participates in the Contractor's network.

e) Marketing Representatives shall give a business card, identifying the name of the representative, the name of the Contractor, and a telephone contact number (which may be the Contractor's member services number) to each Prospective Enrollee so that he or she may ask follow-up questions. In the alternative, the Marketing Representative may have this information printed or stamped on the Contractor's Marketing flyers or brochures that are distributed to each Prospective Enrollee.

f) Marketing Representatives shall inform Prospective Enrollees that upon Enrollment they shall receive either a phone call or a welcome package from the Contractor to assess their health care needs and explain how to access Contractor services.

7. Marketing In HRA Facilities

a)   Contractor may conduct Marketing activities within HRA facilities with the prior approval of NYC HRA and must adhere to HRA procedures. HRA shall give Contractor an allotted number of allowable Marketing Representatives at each HRA facility, and Contractor shall not exceed this allotment. No other Marketing Representatives for Contractor may market within a two block perimeter of an HRA facility. Additionally, when a Medicaid community office is located in a hospital facility, Contractor may not market within 60 feet of the Medicaid community office. The Contractor is required to adhere to all HRA Marketing guidelines when marketing in HRA facilities. HRA has the right to suspend Marketing privileges within their facilities for failure to adhere to these guidelines.

8. Marketing Sites

a) The Contractor may not market at sites that were not reported on its Marketing schedule to DOHMH.

b) The Contractor shall not market in homeless shelters.

c) The Contractor shall not market in low income housing projects unless permission is requested by the Contractor for a special event in the public areas of the project, and approval is received in writing from the facility, and a copy sent to DOHMH with the Marketing schedule.

d) The Contractor shall not market within a two block perimeter of an HRA facility (except as authorized by paragraph 7 (a) of these guidelines).

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e)  The Contractor may not market in the same room or immediate proximity of New York Medicaid CHOICE presentations.

9.  Marketing Conduct

a)  All Marketing activities shall be conducted in an orderly, non-disruptive manner and shall not interfere with the privacy of Prospective Enrollees or the general community.

10.  Marketing Representatives

a)           The Contractor's Marketing Representatives must attend Marketing training sessions provided by DOHMH, upon request from DOHMH.

b)           Marketing Representatives must wear visible badges with the name of the Contractor and the Marketing Representative's name during all Marketing activities.

c)           Marketing Representatives may not wear any additional identification badge from a Participating Provider or facility that is likely to confuse Enrollees or lead them to believe that the Marketing Representative is an employee of such organization. The Contractor shall obtain prior approval from DOHMH to wear identification badges bearing the name of any other organization.

d)           Marketing Representatives employed by a subcontractor of the Contractor or affiliated with a community based organization which performs outreach, education and Enrollment on behalf of the Contractor, shall attend a training session conducted by the Contractor consistent with the training curriculum approved by DOHMH.

11. Marketing Infractions

a)  In addition to the corrective and remedial actions specified in Section 11.5 of this Agreement, if the Contractor or its representative commits a repeat violation or an infraction which is not minor or unintentional, DOHMH may, following consultation with SDOH, impose liquidated damages of $2000.00 for each such infraction. Imposition of liquidated damages shall be taken at the sole discretion of the DOHMH except that DOHMH shall not impose liquidated damages for any infraction of the Contractor where SDOH has imposed a monetary sanction.

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N.7

Member Services and Member Retention

1)           Member Services

a) Member services staff designated by the Contractor shall attend DOHMH sponsored training on contract requirements related to member service functions.

2)           Member Retention

a) The Contractor shall submit an Enrollee retention plan to DOHMH and HRA annually, by December 1, which shall include a description of the Contractor's member retention strategy, including the following:

1) annual member retention target;

2) a description of activities undertaken by the Contractor for the purpose of improving retention;

3) utilization of files from HRA regarding pending recertification of Enrollees or other satisfactory methods to identify Enrollees who are due for recertification;

4) efforts to encourage completion of recertification packets by such Enrollees.

b) The Contractor shall report quarterly to HRA and DOHMH on outreach and retention results in a format mutually agreed upon by the DOHMH and the Contractor.

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N.8

Guidelines For Processing Of Enrollments and Disenrollments
in New York City

1. Notwithstanding any contrary provisions in Appendix H, in New York City, Enrollment error reports are generated by the Enrollment Broker to the Contractor generally within 24-48 hours of Contractor Enrollment submissions and the Contractor is able to resubmit corrections via the Enrollment Broker before Roster pulldown. Changes in Enrollee eligibility or Enrollment status that occur prior to production of the monthly Roster are reported by the State to the Contractor with their rosters. Changes in Enrollee eligibility status that occur subsequent to production of the monthly Roster shall be reported by the Enrollment Broker by means of the electronic bulletin board. Reports of Disenrollments processed by the Enrollment Broker shall be reported to the Contractor as they occur by means of the electronic bulletin board. Reports of Disenrollments processed by HRA shall be reported to the Contractor manually as they occur or through the HPN. In the event that the electronic bulletin board notification process is not available for any reason, the Contractor shall use EMEDNY to verify loss of eligibility.

2. Paragraph 6(a)(iv) of Appendix H of this Agreement (LDSS responsibilities) is not applicable in New York City. In the event that an Enrollee loses Medicaid eligibility, the PCP Enrollment is left on the system and removed thereafter by SDOH if no eligibility reinstatement occurs.

3. Paragraph 3(d)(ii) of Appendix H of this Agreement is not applicable in New York City. The Contractor shall not send verification of the infant's demographic data to the HRA unless thirty days has expired since the date of birth and the Contractor has not received confirmation via the HPN of a successful Enrollment through the automated Enrollment system. When the thirty days has expired the Contractor shall, within 10 days, send verification of the infant's demographic data to the HRA including: the mother's name and CIN; and the newborn's name, CIN, sex and date of birth. Upon receipt of the data, if the Enrollment does not appear on the system, HRA will process the retroactive Enrollment.

4. In New York City, Enrollees may initiate a request for an expedited DisenroUment to the HRA. The HRA will expedite the DisenroUment process in those cases where: an Enrollee's request for DisenroUment involves an urgent medical need; the Enrollee is a homeless individual residing in the shelter system in New York City; the Enrollee has HIV, ESRD, or a SPMI/SED condition; the request involves a complaint of non-consenusal Enrollment; or the Enrollee is certified blind or disabled and meets an exemption criteria.   If approved, the HRA will manually process the DisenroUment.

5. Notwithstanding paragraph (6)(a)(ix) of Appendix H of this Agreement, in New York City, further notification by HRA is not required prior to retroactive DisenroUment in the following instances:

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(a) death or incarceration of an Enrollee;
(b) an Enrollee has duplicate CINs and is enrolled in an MCO's MMC or FHPlus product under more than one of the CINS; or
(c) where there has been communication between the Contractor and HRA or the Enrollment Broker regarding the date of disenrollment.

Consistent with paragraph 6 (a) (ix) of Appendix H of this Agreement, the LDSS remains responsible for sending a notice to the Contractor at the time of Disenrollment of the Contractor's responsibility to submit to the SDOH's Fiscal Agent voided premium claims for any full months of retroactive Disenrollment where the Contractor was not at risk for the provision of Benefit Package Services.   Such notice shall be completed by the LDSS to include: the Disenrollment Effective Date, the reason for the retroactive Disenrollment, and the months for which premiums must be repayed. The Contractor has 10 days to notify the LDSS should it refute the Disenrollment Effective Date, based on a belief that the Contractor was at risk for the provision of Benefit Package Services for any month for which recoupment of premium has been requested. However failure by the LDSS to so notify the Contractor does not affect the right of SDOH to recover premium payment as authorized by Section 3.6 of this Agreement.

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N.9

New York City Transportation Policy Guidelines

1. The Medicaid Managed Care Program contractual Benefit Package in New York City includes transportation to all medical care and services that are covered under the Medicaid program, regardless of whether the specific medical service is included in the Benefit Package or paid for on a fee-for-service basis, except for transportation costs to Methadone Maintenance Treatment Programs. The transportation obligation includes the cost of meals and lodging incurred when going to and returning from a provider of medical care and services when distance and travel time require these costs.

2. Generally, the Contractor may provide transportation by giving or reimbursing the Enrollee subway/bus tokens for the round trip for their medical care and services, if public transportation is available for such care and services. The.Contractor is not required to provide transportation if the distance to the medical appointment is so short that the Enrollee would customarily walk to perform other routine errands. The Contractor may adopt policies requiring a minimum distance between an Enrollee's residence and the medical appointment, which may not be greater than ten blocks; however, the policy must provide transportation for Enrollees living a lesser distance upon a showing of special circumstances such as a physical disability on a case-by-case basis.

3. If the Enrollee has disabilities or medical conditions which prevent him or her from utilizing public transportation, the MCO must provide accessible transportation which is appropriate to the disability or condition such as livery, ambulette, or taxi. The MCO may require pre-authorization of non-public transportation except for emergency transportation.

a)  The MCO shall provide livery transportation under the following circumstances, unless the Enrollee requires transportation by ambulette or ambulance:

i)   The Enrollee is able to travel independently but due to a debilitating physical or mental condition, cannot use the mass transit system.
ii) The Enrollee is traveling to and from a location that is inaccessible by mass transit.
iii) The Enrollee cannot access the mass transit system due to temporary severe weather, which prohibits use of the normal mode of transportation.

b)   The MCO shall provide ambulette transportation under the following circumstances, unless the Enrollee requires transportation by ambulance:

i)   The Enrollee requires personal assistance from the driver in entering/exiting the Enrollee's residence, the ambulette and the medical facility.

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ii) The Enrollee is wheelchair-bound (non-collapsible or requires a specially configured vehicle).

 iii) The Enrollee has a mental impairment and requires the personal assistance of the ambulette driver.

iv) The Enrollee has a severe, debilitating weakness or is mentally disoriented as a result of medical treatment and requires the personal assistance of the ambulette driver.

v)  The Enrollee has a disabling physical condition that requires the use of a walker, cane, crutch or brace and is unable to use livery service or mass transportation.

c)  The MCO shall provide non-emergency ambulance transportation when the Enrollee must be transported on a stretcher and/or requires the administration of life support equipment by trained medical personnel. The use of non-emergency ambulance is indicated when the Enrollee's condition would prohibit any other form of transport.

4. Emergency transportation may only be provided by accessing 911 emergency ambulances. Urgent care transportation may be provided by any mode of transportation so long as such mode is appropriate for the medical condition or disability experienced by the Enrollee.

5. If an attendant is Medically Necessary to accompany the Enrollee to the medical appointment, the Contractor is responsible for the transportation of the attendant. A medically required attendant (authorized by the attending physician) may include a family member, friend, legal guardian or home health worker. When a child travels to medical care and services, and an attendant is required, the parent or guardian of the child may act as an attendant. In these situations, the costs of the transportation, lodging and meals of the parent or guardian may be reimbursable, and authorization of the attending physician is not required.

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Schedule 1 of Appendix N
DOHMH Public Health Services Fee Schedule

SERVICE	FEE
TB CLINIC	$125.00
IMMUNIZATION
Children under 19 years	17.85
Adults 19 years and older	CDC acquisition cost per dose + $2.00 administration fee
HIV COUNSELING AND TESTING VISIT	$ 96.47
HTV COUNSELING AND NO TESTING	$90.12
HIV POST TEST COUNSELING
Visit Positive Result	$90.12
LAB TESTS HIV-l/HIV-2 (Single Assay),	$15.17
HIV Antibody, Confirmatory (Western Blot) GC/Chlamydia Combo (GCT) Test	$ 26.75
Chlamydia Trachomatis, Amplified Probe Technique	$21.43
Neisseria Gonorrhoeae, Amplified Probe Technique	$21.43
Culture Bacterial (GC Cultures)	$8.15
DENTAL SERVICES	$ 108.00

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